Exhibit 99.1

Genesee & Wyoming Inc. Completes Acquisition of Freightliner Group Limited; Enters into $2.8 billion Credit Facility; Provides First Quarter 2015 Business Update

DARIEN, Conn. –(Business Wire)–March 25, 2015— Genesee & Wyoming Inc. (G&W) (NYSE: GWR) announced that it has completed the acquisition of approximately 94% of Freightliner Group Limited (Freightliner) for approximately £492 million (approximately US$733 million at current exchange rates), plus the assumption of approximately £19 million (approximately US$29 million at current exchange rates) of net debt and capitalized leases. Members of the existing Freightliner management team will retain an approximate 6% economic interest in Freightliner, with G&W to have 100% by mid-2020.

In connection with the Freightliner acquisition, G&W also entered into a new five-year senior secured credit facility comprised of a $2.175 billion term loan and a $625 million revolving credit facility. G&W expects to have approximately $475 million of revolver capacity after the Freightliner closing.

The acquisition and related financing will result in one-time expenses in the first quarter of 2015 totaling approximately US$29 million comprised of:

(1)	Approximately $15 million of foreign exchange loss resulting from the difference between the actual U.S. dollar cost of the pound sterling acquisition (US$748 million), which included forward purchases of pound sterling at a weighted average exchange rate of 1.52 USD/GBP, and the U.S. dollar acquisition price of approximately $733 million; and

(2)	Approximately US$14 million of advisory fees, legal fees and transfer taxes associated with the Freightliner acquisition and related financing.

First Quarter 2015 Business Update

G&W’s traffic in the first quarter of 2015 has been weaker than the Company’s expectations due to severe winter weather in four of G&W’s North American regions, as well as weakness in certain commodity groups, including steam coal and metals. Based on first quarter results to date, G&W expects total revenues in the first quarter to be approximately $375 million, or $25 million below its guidance of $400 million provided on February 10, 2015. In addition, G&W expects costs to be approximately $5 million higher as a result of the extreme winter conditions. As a result of these factors, G&W expects net income in the first quarter of 2015 to be approximately $10 million below guidance.

About G&W

Genesee & Wyoming owns or leases 120 freight railroads worldwide that are organized in 11 operating regions with 7,700 employees and more than 2,500 customers.

•	G&W’s nine North American regions serve 41 U.S. states and four Canadian provinces and include 113 short line and regional freight railroads with more than 13,000 track-miles.

•	G&W’s Australia Region provides rail freight services in New South Wales, the Northern Territory and South Australia and operates the 1,400-mile Tarcoola-to-Darwin rail line.

•	G&W’s U.K./Europe Region is led by Freightliner, the U.K.’s largest rail maritime intermodal operator and second-largest rail freight company. Operations also include heavy-haul in Poland and Germany and cross-border intermodal services connecting Northern European seaports with key industrial regions throughout the continent.

G&W subsidiaries provide rail service at more than 40 major ports in North America, Australia and Europe and perform contract coal loading and railcar switching for industrial customers.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Genesee & Wyoming Inc. that are based on current expectations, estimates and projections about our industry, management’s beliefs, and assumptions made by management. Words such as “anticipates,” “intends,” “plans,” “believes,” “could,” “should,” “seeks,” “expects,” “will,” “estimates,” “trends,” “update,” “outlook,” variations of these words and similar expressions are intended to identify these forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast, including the following: risks related to the operation of our railroads; severe weather conditions and other natural occurrences, which could result in shutdowns, derailments, railroad network congestion or other substantial disruption of operations; customer demand and changes in our operations; exposure to the credit risk of customers and counterparties; changes in commodity prices; consummation and integration of acquisitions; economic, political and industry conditions (including employee strikes or work stoppages); retention and contract continuation; legislative and regulatory developments, including changes in environmental and other laws and regulations to which we are subject;

increased competition in relevant markets; funding needs and financing sources, including our ability to obtain government funding for capital projects; international complexities of operations, currency fluctuations, finance, tax and decentralized management; challenges of managing rapid growth including retention and development of senior leadership; unpredictability of fuel costs; susceptibility to various legal claims and lawsuits; increase in, or volatility associated with, expenses related to estimated claims, self-insured retention amounts, and insurance coverage limits; consummation of new business opportunities; decrease in revenues and/or increase in costs and expenses; susceptibility to the risks of doing business in foreign countries; our ability to realize the expected synergies associated with acquisitions; and others including, but not limited to, those noted in our 2014 Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q under “Risk Factors.” Therefore, actual results may differ materially from those expressed or forecasted in any such forward-looking statements. Forward-looking statements speak only as of the date of this press release or as of the date they were made. G&W does not undertake, and expressly disclaims, any duty to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

SOURCE: Genesee & Wyoming Inc.

Michael Williams of G&W Corporate Communications

1-203-202-8900

mwilliams@gwrr.com

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